Exhibit 10(g)(g)(g)

GRANT AGREEMENT

Name:		Employee ID:

Grant Date:

Grant ID:

Grant Price:	$

Amount:

Plan:

Vesting Schedule:

Non-Qualified Stock Option

THIS GRANT AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted a non-qualified stock option to purchase the number of shares stated above of its $0.01 par value voting Common Stock (“Shares”) upon the terms and conditions set forth herein and in accordance with the terms and conditions of the Plan named above, a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus.  The Plan and the related prospectus can also be obtained by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.              Grant of Stock Options.

This non-qualified Stock Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.              Grant Price.

The Grant Price is the price per Share set forth above.

3.              Restrictions on Transfer.

This Stock Option is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable only by the Employee during his lifetime.  This Stock Option may not be transferred, assigned, pledged or hypothecated by the Employee during his lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.              Vesting Schedule.

This Stock Option will vest and become exercisable according to the vesting schedule set forth above except to the extent a severance plan applicable to the Employee provides otherwise, subject to the Employee’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement.

5.              Expiration Date.

This Stock Option will expire on the 8th anniversary of the Grant Date set forth above, unless sooner terminated or canceled in accordance with the provisions of the Plan and this Grant Agreement.  The Employee must exercise this Stock Option, if at all, on a day the New York Stock Exchange is open for trading and on or before the expiration date noted above.  The Employee shall be solely responsible for exercising this Stock Option, if at all, prior to its expiration date.  The Company shall have no obligation to notify the Employee of this Stock Option’s expiration.

6.              Method of Exercise.

This Stock Option may be exercised through a broker designated by the Company or by any other method the Committee has approved; provided, however, that no such exercise shall be with respect to fewer than twenty-five (25) Shares or the remaining Shares covered by the Stock Option if less than twenty-five.  The exercise must be accompanied by the payment of the full Grant Price of such Shares.  Payment may be in cash or Shares or a combination thereof to the extent permissible under applicable law, or a broker-assisted cashless exercise; provided, however, that any payment in Shares shall be in strict compliance with all procedural rules established by the Committee.

7.              Termination of Employment.

Upon termination of the Employee’s employment for any reason other than death, retirement, in accordance with the applicable retirement policy, permanent and total disability or Cause (as defined below), then, except as provided in Section 17(a), all unvested Shares shall be forfeited by the Employee and he or she may exercise the Stock Option, to the extent that it is then vested, within three (3) months after the date of the Employee’s termination (but in no event later than the expiration date), except to the extent a severance plan applicable to the Employee provides otherwise.

8.              Death of Employee.

Notwithstanding the provisions in paragraph 4 of this Grant Agreement, in the event of the Employee’s death this Stock Option shall vest in full and the Employee’s legal representative or designated beneficiary shall have the right to exercise all or a portion of the Employee’s rights under this Grant Agreement within one (1) year after the death of the Employee, and shall be bound by the provisions of the Plan.  In all cases, however, this Stock Option will expire no later than the expiration date set forth above.

9.              Disability or Retirement of the Employee.

Notwithstanding the provisions in paragraph 4 of this Grant Agreement, in the event of the Employee’s termination due to retirement, in accordance with the applicable retirement policy, or permanent and total disability this Stock Option shall vest in full and the Employee may exercise his rights under this Grant Agreement within three (3) years from the date of termination. In all cases, however, this Stock Option will expire no later than the expiration date set forth above. The Company’s obligation to vest the Stock Option under this paragraph is subject to the condition that the Employee shall have executed a current ARCIPD that is satisfactory to the Company, and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

10.       Termination for Cause.

Upon termination of the Employee’s employment for Cause, then, except as provided in Section 17(a), all unvested Shares shall be forfeited by the Employee and he or she may exercise the Stock Option, to the extent that it is then vested, before the New York Stock Exchange closes on the date of the Employee’s termination, except to the extent a severance plan applicable to the Employee provides otherwise.  “Cause” shall mean the Employee’s material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to the Company or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, the Company, each as determined in the sole discretion of the Executive Vice President of Human Resources or his/her delegate.

11.       Taxes.

(a)         The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer whether incurred at grant, vesting, exercise, sale, prior to vesting or at any other time (the “Employer”) (“Tax-Related Items”).  In the event that the Company or the Employer is required, allowed or permitted to withhold taxes as a result of the grant, vesting or exercise of Stock Options, or subsequent sale of Shares acquired pursuant to such Stock Options, the Employee shall make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the Stock Options are exercised, unless the Company, in its sole discretion, has established alternative procedures for such payment.  To the extent that any payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items.  The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Employee further acknowledges that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Stock Option, including, but not limited to, the grant, vesting, exercise or settlement of Stock Options, the subsequent issuance of Shares and/or cash upon settlement of such Stock Options or the subsequent sale of any Shares acquired pursuant to such Stock Options and receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this grant of Stock Options to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt or exercise of Stock Options that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the Stock Option, the Employee consents and agrees that in the event the Stock Option becomes subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the Stock Option.  Further, by accepting the Stock Option, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 10.  The Employee further agrees to execute any other consents or elections required to accomplish the above promptly upon request of the Company.

12.       Acknowledgement and Waiver.

By accepting this Stock Option, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;  (v) the Employee is participating voluntarily in the Plan; (vi) Stock Options and their resulting benefits are not intended to replace any pension rights or compensation; (vii) Stock Options and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by law and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate; (viii) this grant of Stock Options will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Stock Option will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate;  (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Options resulting from termination of Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Stock Options to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Grant Agreement after termination of employment, if any, will be measured by the date of termination of Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Stock Options; and (xii) if the Company determines that the Employee has engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from the Employee the proceeds from Stock Options exercised up to three years prior to the Employee’s termination of employment or any time thereafter, (b) cancel the Employee’s outstanding Stock Options whether or not vested, and (c) take any other action required or permitted by applicable law.

13.       Data Privacy Consent.

The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the exclusive purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. HP is committed to protecting the privacy of the Employee’s personal data in such cases. By contract with both the HP affiliate and with HP vendors, the people and companies that have access to the Employee’s personal data are bound to handle such data in a manner consistent with the HP Privacy Policy and law. HP also performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

The Employee may request a list with the names and addresses of any potential recipients of the data by contacting the local human resources representative. The Employee understands that data will be held only as long as is necessary to implement, administer and manage participation in the Plan.

14.       No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

15.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

16.       Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire vesting period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date set forth above or such other date as of which the Company shall require in its discretion, this Stock Option shall be cancelled and the Employee shall have no further rights under this Grant Agreement.

17.       Miscellaneous.

(a)         The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof other than the terms of any severance plan applicable to the Employee that provides more favorable vesting or extended post-termination exercise periods, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee.  This Grant Agreement is governed by the laws of the state of Delaware.

(b)         If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(c)          The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(d)         Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

(e)          Notwithstanding Section 17(c), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent.  In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(f)           Notwithstanding any provisions in this Grant Agreement, the grant of the Stock Options shall be subject to any special terms and conditions set forth in the Appendix to this Grant Agreement for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Grant Agreement.

(g)          The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Stock Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(h)         All rights granted and/or Shares issued under this Grant Agreement are subject to claw back under the Company policy as in effect from time to time.

HEWLETT-PACKARD COMPANY

Meg Whitman
CEO and President

Tracy Keogh
Executive Vice President, Human Resources

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note:  Your grant is subject to the terms and conditions of this Grant Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your grant, please discuss them with your manager.